For Immediate Release



Contact:
Liz Kohlmyer
Communications Manager
(407) 540-2221
                                                                   NYSE: TSY



             JUDGE DISMISSES LAWSUIT AGAINST TRUSTREET PREDECESSORS



ORLANDO, Florida - June 6, 2005 - A January 2005 lawsuit filed against the predecessors of Trustreet Properties, Inc. ("Trustreet") was dismissed by Texas Judge Robert H. Frost. The motion, granted in the defendants' favor, found that the plaintiffs did not have the legal standing to file this lawsuit. "Judge Frost's ruling," said Curtis McWilliams, CEO of Trustreet, "confirms our belief that this lawsuit was without merit." On February 25, 2005, CNL Restaurant Properties, Inc. of Orlando, Dallas-based U.S. Restaurant Properties, Inc., and eighteen CNL Income Funds merged to form Trustreet, the largest self-advised restaurant real estate investment trust (REIT) in the United States. This merger was overwhelmingly approved by investors in each company who saw the value and advantages of this merger. Trustreet's predecessor companies, along with the General Partners of CNL Income Funds, were named as the defendants in the lawsuit that Judge Frost dismissed. "As with any lawsuit, the plaintiffs have the opportunity to file an appeal of the ruling. Nonetheless, this favorable ruling clearly underscores our original belief that the plaintiffs' claims lacked substance," added McWilliams.

About Trustreet

Trustreet Properties, Inc. (pronounced "trust - street") is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, traded on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. With $2.6 billion in assets, Trustreet manages financial interests in approximately 2,800 properties in 49 states. For more information, visit www.trustreet.com.

                                      ###